Exhibit 21.1

EQT Midstream Partners, LP
Subsidiaries

Company	Jurisdiction of Organization
Equitrans Investments, LLC	Delaware
Equitrans Services, LLC	Delaware
Equitrans, L.P.	Pennsylvania